Exhibit 99.1

(1) These shares (the “Shares”) of the Issuer’s common stock, par value $0.01 per share (the “Issuer common stock”), are owned by Harbinger Group Inc., which is the Reporting Person.
(2) The Shares reported herein as beneficially owned by the Reporting Person were acquired pursuant to the terms of the Contribution and Exchange Agreement (as amended, the “Exchange Agreement”), dated as of September 10, 2010, by and among the Reporting Person and the Harbinger Parties (as defined below).

(3) The Shares may be deemed to be indirectly beneficially owned by the following: (i) Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”); Harbinger Capital Partners LLC (“Harbinger LLC”), the investment manager of the Master Fund; Harbinger Holdings, LLC (“Harbinger Holdings”), the manager of Harbinger LLC; and Philip Falcone, the managing member of Harbinger Holdings and the portfolio manager of the Master Fund; and (ii) Harbinger Capital Partners Special Situations Fund, L.P. (the “Special Situations Fund”); Harbinger Capital Partners Special Situations GP, LLC (“HCPSS”), the general partner of the Special Situations Fund; Harbinger Holdings, the managing member of HCPSS; Philip Falcone, the managing member of Harbinger Holdings and the portfolio manager of the Special Situations Fund; and David M. Maura, Vice President and Director of Investments of Harbinger LLC (collectively, the Master Fund, Harbinger LLC, Harbinger Holdings, the Special Situations Fund, HCPSS, Mr. Falcone and Mr. Maura, the “Harbinger Persons”).

(4) Following the consummation of the transactions contemplated under the Exchange Agreement, the Master Fund and the Special Situations Fund directly beneficially own 6,398,912 and 101,089 shares of the Issuer common stock, respectively, that were not contributed to the Reporting Person under the Exchange Agreement and are not reported herein (collectively, the “Harbinger Shares”). As part of the transactions contemplated under the Exchange Agreement, Global Opportunities Breakaway Ltd. (the “Breakaway Fund” and, collectively with the Master Fund and the Special Situations Fund, the “Harbinger Parties”) disposed of all of the shares of the Issuer common stock that it owned prior to the transactions. As a result, the Breakaway Fund, Harbinger Capital Partners II LP (“HCP II”), the investment manager of the Breakaway Fund, and Harbinger Capital Partners II GP LLC, the general partner of HCP II, have each ceased to beneficially own any shares of the Issuer common stock.

(5) In connection with the closing of the transactions contemplated under the Exchange Agreement, on September 10, 2010 the Reporting Person signed, and on January 7, 2011 became a party to, the existing Stockholder Agreement, dated as of February 9, 2010, by and among the Harbinger Parties and the Issuer. As a result, the Reporting Person and each of the Harbinger Persons may be deemed to be member of a “group” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the Reporting Person and the Harbinger Persons may be deemed to collectively beneficially own 34,256,906 shares of the Issuer common stock, constituting 67.1% of the outstanding shares of the Issuer common stock. This Form 3 shall not be deemed an admission that the Reporting Person or any Harbinger Person is a member of a “group” for purposes of Section 16 of the Exchange Act or for any other purpose. The Reporting Person disclaims beneficial ownership of the Harbinger Shares except to the extent of its pecuniary interest therein, and this Form 3 shall not be deemed an admission that the Reporting Person is the beneficial owner of the Harbinger Shares for purposes of Section 16 of the Exchange Act or for any other purpose. Each of the Harbinger Persons disclaims beneficial ownership of the Shares except to the extent of its or his pecuniary interest therein, and this Form 3 shall not be deemed an admission that such Harbinger Person is the beneficial owner of the Shares for purposes of Section 16 of the Exchange Act or for any other purpose.